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                                                                    Exhibit 99.6

                                                           Date:________________

                                 SEMIFAB, INC.
                       1993 FLEXIBLE STOCK INCENTIVE PLAN
                      INCENTIVE STOCK OPTION EXERCISE FORM

SemiFab, Inc.
307 Fallon Road
Hollister, California 95023

ATTN:  Chief Financial Officer

Gentlemen:

          The undersigned optionee (the "Optionee"), elects to exercise the option to purchase ________ shares of Common Stock (the "Shares") of SemiFab, Inc., a California corporation (the "Company"), under and pursuant to the stock option granted to the Optionee by the Company pursuant to the Company's 1993 Flexible Stock Incentive Plan (the "Plan") and that certain Incentive Stock Option Agreement dated ___________________, 19__ by and between Optionee and the Company (the "Option Agreement").

     Prior to issuance of the Shares, Optionee will make full payment of the option price for the Shares, in the form of any one or combination of the following: (i) cash; a certified check, bank draft, postal or express money order payable to the order of the Company in lawful money of the United States;
(ii) shares of Stock valued at fair market value; (iii) a promissory note of the Optionee, or (iv) in any combination of the foregoing. The shares of Stock shall be valued in accordance with procedures established by the Committee (as defined in the Plan). Any note used to exercise the option shall be a full recourse, interest-bearing obligation containing such terms as the Committee shall determine. If a note is used, Optionee agrees to execute such further documents as the Committee may deem necessary or appropriate in connection with issuing the note, perfecting a security interest in the Stock purchased with the note, and any related terms or conditions that the Committee may propose. Such further documents may include, not by way of limitation, a security agreement and an assignment separate from certificate.

          Optionee acknowledges that the exercise of the option and any subsequent transfer of the Shares may have state and federal income tax consequences, and that Optionee should consult his or her tax advisor concerning such consequences. Optionee will make adequate provision for federal and state income tax withholding obligations of the Company, if any, which arise upon exercise, in whole or in part, of the option or upon a subsequent transfer of any of the Shares.

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          Optionee represents and agrees that Optionee is over eighteen (18)
years of age, that Optionee is acquiring the Shares for investment and that Optionee has no present intention to transfer, sell or otherwise dispose of such Shares, except as permitted pursuant to the Plan and in compliance with all applicable securities laws.

          Optionee further acknowledges and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Shares and that, in the absence of registration, the Shares may not be transferred. Optionee understands that the instrument evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel satisfactory to the Company. Optionee does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

          Optionee is aware of the adoption of Rule 144 by the Securities and Exchange Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in an non-public offering subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about the Company, the resale occurring not less than two (2) years after the party has purchased and paid for the securities to be sold, the sale being through a broker in an unsolicited "broker's transaction", and the amount of securities being sold during any three-month period not exceeding specified limitations.

          Optionee agrees further that the Shares are being acquired by Optionee in accordance with and subject to the terms, provisions and conditions of the Option Agreement, which Option Agreement shall bind and inure to the benefit of Optionee's heirs, legal representatives, successors and assigns.

          Optionee agrees further that the Shares are being acquired by the Optionee in accordance with and subject to the Bylaws of the Company, which Bylaws shall bind and inure to the benefit of Optionee's heirs, legal representatives, successors and assigns.

          Optionee agrees that Optionee will notify the Company in writing if Optionee transfers any of the shares purchased pursuant to this option within one (1) year from the date Optionee exercises all or part of this Option or within two (2) years from the date the Optionee was granted the option.

          Optionee agrees to obtain the consent of Optionee's spouse to any such agreement which may be required by the Company.

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          Optionee's address is:

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and Optionee's Social Security Number is:


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          Optionee certifies that the foregoing is true.


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                              Optionee's Signature


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                              Optionee's Printed Name


          The undersigned, being the spouse of the Optionee exercising the options set forth above, does hereby acknowledge that the undersigned has read and is familiar with the provisions of the above Stock Option Exercise form and with the provisions of the Option Agreement, and the undersigned hereby agrees thereto and joins therein to the extent, if any, that the agreement and joinder of the undersigned may be necessary.


Dated:_____________.                -------------------------------------------
                                    Signature


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                                    Printed Name

Receipt of the above is hereby acknowledged.

SEMIFAB, INC.

By:_________________________________________

Title:______________________________________

Dated:______________________________________

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